Exhibit 10.1

Waiver Letter

To:    Nextel Telecomunicações LTDA.
Date:    14 August 2017
Dear Sirs
Re: US$250,000,000 Sinosure-backed Credit Agreement dated 20 April 2012 among China Development Bank as Lender, Arranger and as Administrative Agent (the “Administrative Agent”), Nextel Telecomunicações LTDA. as Borrower (the “Borrower”) and certain entities as Guarantors as amended and restated from time to time, including as amended by Amendment Agreement No.1 dated 25 September 2013 and by Amendment Agreement No.2 dated 5 December 2014 among the same parties (the “Credit Agreement”)

1.
We refer to (i) the Credit Agreement, (ii) a waiver request dated 8 December 2016 from NII Holdings, Inc. and the Borrower to the Administrative Agent (the “Waiver Request”), and (iii) a notice of merger dated 11 January 2017 from the Borrower to the Administrative Agent (the “Notice of Merger”). Save as defined in this Letter, words and expressions defined in the Credit Agreement shall have the same meanings when used in this Letter.

2.
Pursuant to the Waiver Request, the Borrower requested the Administrative Agent and the Required Lenders to waive the Borrower’s compliance with the covenants described in Section 5.25 (Incremental Indebtedness and Subordinated Restricted Intercompany Indebtedness) of the Credit Agreement to the extent necessary to permit the Borrower to incur and/or suffer to exist the Spectrum Financing (as defined in the Waiver Request).

3.
Pursuant to the Notice of Merger, the Borrower requested the Administrative Agent and the Required Lenders to waive the Borrower’s compliance with the covenants described in Section 5.1(l) (Financial Statements and Other Information) of the Credit Agreement to the extent necessary to waive the Borrower’s failure to give notice of the Merger (as defined in the Notice of Merger) in accordance with the requirement under such section (paragraphs 2 and 3 collectively, the “Waived Obligations”).

4.	In this Letter “Effective Date” means the date upon which we have received:

(a)	a copy of this Letter duly countersigned by the Borrower, the Parent and each Guarantor;

(b)
a duly executed letter from the China Export and Credit Insurance Corporation (“Sinosure”) in form and substance reasonably satisfactory to us confirming that Sinosure agrees to the granting of the waivers contained in paragraph 7 below;

(c)
evidence reasonably satisfactory to the Administrative Agent that NII Holdings, Inc. has, through its indirect subsidiaries McCaw International (Brazil) LLC and Nextel Telecomunicações S.A., made an equity contribution of no less than US$50,000,000 into the Borrower prior to 31 December 2016;

(d)
evidence reasonably satisfactory to the Administrative Agent that for each date during the period from 31 January 2017 through 14 February 2017 (both dates inclusive), the Borrower maintained in its bank accounts a balance of no less than US$30,000,000;

(e)	the principal, interests and any other amount in an aggregate amount of US$29,182,107.57 which are due and payable on 15 August 2017;

(f)	the fees specified in paragraph 8 below in full within the time period as notified by the Administrative Agent; and

(g)
a copy of the board (or equivalent) resolution and delegation of authority of the Borrower, the Parent and each Guarantor in relation to the entry into, and performance of the obligations under, this Letter.

5.	As conditions subsequent to the effectiveness of the waivers set forth in paragraph 7 of this Letter, the Administrative Agent shall have received:

(a)
a legal opinion from Dias Carneiro Advogados, Brazilian counsel to the Administrative Agent and the Lender, as to matters of good standing, execution, delivery, and performance with respect to each Obligor in connection with this Letter, in form and substance reasonably satisfactory to us, by no later than 31 August 2017;

(b)
a legal opinion from Morris James LLP, Delaware counsel to the Administrative Agent and the Lender, as to matters of good standing, execution, delivery, and performance with respect to the Parent in connection with this Letter, in form and substance reasonably satisfactory to us, by no later than 31 August 2017; and

(c)
an original of this Letter (i) with the parties’ signatures duly notarized, (ii) with the notarizations duly legalized with the competent Brazilian consulate or, in case it was executed in a country member of the Hague Apostille Convention, duly apostilled at the place of execution, (iii) sworn translated into Portuguese by a sworn translator registered with the Board of Commerce (Junta Comercial) and (iv) registered with the Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos) of the city in which the Borrower is headquartered, by no later than 30 days after receipt by the Borrower of an original of this Letter where (x) the Administrative Agent’s signature is duly notarized, and (y) the notarizations are duly legalized with the competent Brazilian consulate or, in case it was executed in a country member of the Hague Apostille Convention, duly apostilled at the place of execution.

6.	By acceptance of the terms and conditions of this Letter, the Borrower:

(a)
except as disclosed by the Borrower in the Notice of Merger, repeats the Repeating Representations of the Credit Agreement, as if references to “the Agreement”, “Financing Document” or “Transaction Document” were to, or included (respectively), this Letter;

(b)
represents that save as waived by this Letter, no Default or Event of Default is continuing or would result from the Waived Obligations or the entry into, or the transaction contemplated by, the Spectrum Financing or this Letter; and

(c)
without limiting Section 10.1 (Costs and Expenses) of the Credit Agreement, agrees to reimburse the Administrative Agent (or, upon the Administrative Agent’s instructions in its sole discretion, pay to the Administrative Agent’s counterparty directly) promptly on demand for all reasonable and documented costs and expenses (together with any Taxes), including, without limitation, the reasonable and documented fees and expenses of the Administrative Agent’s legal advisers, incurred in connection with the negotiation, preparation and execution of this Letter, and in any event within thirty (30) days of the date of this Letter.

7.
We confirm that the consent of the Required Lenders has been obtained to the waivers of the Waived Obligations referred to in paragraphs 2 and 3 above and accordingly, on behalf of each of the Required Lenders and in consideration of the fees payable under paragraph 8 below, we agree that, with effect from the Effective Date, the Borrower’s compliance with the Waived Obligations shall be waived as of the date on which such Waived Obligations were breached by the Borrower along with any Default or Event of Default arising as a result of the Waived Obligations.

8.
The Borrower shall (i) pay to the Administrative Agent for the account of China Development Bank, a non-refundable fee in the amount of US$100,000, and (ii) pay to Sinosure pursuant to the invoice attached hereto as Annex A, a non-refundable fee in the amount of US$100,000, respectively, each payable in full within three (3) Business Days after the date of execution of this Letter.

9.	Save as waived by this Letter, the provisions of the Credit Agreement shall continue in full force and effect and the Credit Agreement and this Letter shall be read and construed as one instrument.

10.
By signature below, each of the Borrower, the Parent and the Guarantors confirms that all its obligations under the Financing Documents shall remain in full force and effect, notwithstanding the waiver to the Credit Agreement effected by this Letter.

11.
By signature below, each Guarantor expressly waives any benefit it may have under Sections 333, 363 to 366, 821, 824, 827 to 830, 834 to 839 and 844 of the Brazilian Law 10, 406, enacted on 10 January 2002 as amended and replaced from time to time (Brazilian Civil Code) and Sections 130, I, II and III, 513, Paragraph Fifth and 794, caput and Paragraph First of the Brazilian Law 13,105, enacted on 16 March 2015 as amended and replaced from time to time (Brazilian Civil Procedure Code). No such waiver shall be construed so as to prejudice any right of the Financing Parties under the Credit Agreement, which shall be absolute.

12.
With effect from the Effective Date, references in the Credit Agreement to “this Agreement” shall, unless the context otherwise requires, be construed as references to the Credit Agreement incorporating the waivers provided by this Letter.

13.	This Letter shall constitute a Financing Document.

14.
Nothing in this Letter shall constitute or be deemed to constitute a waiver of the rights of any Financing Party under any of the Financing Documents except as expressly set out in this Letter. For the avoidance of doubt, the Financing Documents shall remain in full force and effect.

15.	This Letter may be executed in counterparts each of which, when taken together, shall constitute one and the same agreement.

16.
This Letter is governed by and shall be construed in accordance with New York law and the provisions of Section 10.20 (Governing Law; Submission to Jurisdiction) of the Credit Agreement shall be deemed to be incorporated in this Letter in full, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this Letter. For the purposes of Section 9, Paragraph Second of the Brazilian Decree-Law 4,657, enacted on 4 September 1942 as amended and replaced from time to time (Law of Introduction to the rules of Brazilian Law), and for no other purpose whatsoever, the Parent is the proponent of the transactions contemplated hereby.

Please sign, date and return the enclosed copy of this Letter to signify your acceptance and acknowledgement of its terms and conditions.
Yours faithfully,

For and on behalf of
China Development Bank
as Lender and Administrative Agent

To:    China Development Bank as Administrative Agent
We acknowledge receipt of your Letter dated 14 August 2017 of which this is a copy and hereby confirm our acknowledgement and agreement to the terms and conditions stated in it.
Yours faithfully,

For and on behalf of
Nextel Telecomunicações LTDA.
as Borrower

For and on behalf of
NII Holdings, Inc.
as Parent

For and on behalf of
Nextel Telecomunicações De Longa Distância Ltda.
Sunbird Participações Ltda.
Sunbird Telecomunicações Ltda.,
as Guarantors